Exhibit 99.1

CTI BioPharma Reports Fourth Quarter and Full Year 2020 Financial Results

– Completion of Rolling NDA Submission for Pacritinib for the Treatment of Myelofibrosis Patients with Severe Thrombocytopenia Expected this Month –

– Commercialization Activities on Track to Support a Potential Approval and Launch of Pacritinib in the United States in 2021 –

– Management to Host Conference Call Today at 4:30 PM ET –

SEATTLE, Mar. 17, 2021 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported its financial results for the fourth quarter and full year ended December 31, 2020.

“This past quarter, CTI has executed on the critical clinical, regulatory and commercial activities that will allow for the potential U.S. approval and commercial launch of pacritinib in 2021,” said Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI Biopharma. “We continue to work diligently on our rolling New Drug Application (NDA) submission to the U.S. Food and Drug Administration (FDA) for pacritinib, for use in myelofibrosis patients with severe thrombocytopenia, and are on track to complete the submission before the end of this month. Pending priority review and approval by the FDA, we are planning to launch pacritinib in the United States by the end of the year. Over the last quarter, we have focused on the key pre-commercial activities that will enable a successful launch, including the recruitment of key leadership roles in marketing and sales, and the initiation of our disease awareness, market access, and field force strategies. We look forward to being able to provide pacritinib to myelofibrosis patients who are underserved by existing therapies.”

Expected Milestones
•Expected completion of rolling NDA submission for pacritinib in myelofibrosis patients with severe thrombocytopenia – Q1 2021
•Expected FDA approval and U.S. commercial launch of pacritinib in myelofibrosis patients with severe thrombocytopenia – by end of 2021
•Reporting of interim analysis from the Phase 3 PRE-VENT trial in hospitalized patients with severe COVID-19 – mid-2021

Fourth Quarter Financial Results
Operating loss was $14.8 million and $47.8 million for the three months and year ended December 31, 2020, respectively, as compared to an operating loss of $9.5 million and $40.7 million for the respective periods in 2019. The increase in operating loss for the three months ended December 31, 2020, as compared to the comparable period in 2019, resulted primarily from more extensive research and development activities. The increase in operating loss for the year ended December 31, 2020, as compared to the comparable period in 2019, resulted primarily from the recording of a full allowance against certain VAT receivables due to a reduced certainty of their collectability.

No revenues were recognized for the three months and year ended December 31, 2020 or for the three months ended December 31, 2019, as compared to revenues of $3.3 million recognized for the year ended December 31, 2019. License and contract revenues in 2019 resulted from royalty and other payments received from Les Laboratoires Servier and Institut de Recherches Internationales Servier (“Servier”) and were related to the asset purchase agreement and transition period activities pursuant to the terms of the Termination and Transfer Agreement with Servier.

Net loss for the three months ended December 31, 2020 was $15.0 million, or $0.20 for basic and diluted loss per share, as compared to a net loss of $8.2 million, or $0.14 for basic and diluted loss per share, for the same period in 2019. Net loss for the year ended December 31, 2020 was $52.5 million, or $0.74 for basic and diluted loss per share, as compared to a net loss of $40.0 million, or $0.69 for basic and diluted loss per share, for the same period in 2019.

As of December 31, 2020, cash, cash equivalents and short-term investments totaled $52.5 million, as compared to $33.7 million as of December 31, 2019. We expect our current cash, cash equivalents and short-term investments will enable us to fund our operations into the second quarter of 2021.

Conference Call and Webcast
CTI will host a conference call and webcast to review its fourth quarter 2020 financial results and provide an update on business activities today, March 17 at 4:30 PM ET. To access the live call by phone please dial (877) 735-2860 (domestic) or (602) 563-8791 (international); the conference ID is 9095063. A live audio webcast of the event may also be accessed through the "Investors" section of CTI's website at www.ctibiopharma.com. A replay of the webcast will be available for 30 days following the event.

About Myelofibrosis and Severe Thrombocytopenia
Myelofibrosis is a type of bone marrow cancer that results in formation of fibrous scar tissue and can lead to severe thrombocytopenia and anemia, weakness, fatigue and enlarged spleen and liver. Patients with severe thrombocytopenia are estimated to make up more than one-third of patients treated for myelofibrosis, or approximately 17,000 people in the United States and Europe. Severe thrombocytopenia, defined as blood platelet counts of less than 50,000 per microliter, has been shown to result in overall survival rates of just 15 months. Thrombocytopenia in patients with myelofibrosis is associated with the underlying disease but has also been shown to correlate with treatment with ruxolitinib, which can lead to dose reductions, and as a result, may potentially reduce clinical benefit. Survival in patients who have discontinued ruxolitinib therapy is further compromised, with an average overall survival of seven to 14 months. Myelofibrosis patients with severe thrombocytopenia have limited treatment options, creating a significant area of unmet medical need.

About CTI BioPharma Corp.
We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. We concentrate our efforts on treatments that target blood-related cancers where there is an unmet medical need. In particular, we are focused on evaluating pacritinib, our sole product candidate currently in active development, for the treatment of adult patients with myelofibrosis. In addition, we have recently started developing pacritinib for use in hospitalized patients with severe COVID-19, in response to the COVID-19 pandemic. We are headquartered in Seattle, Washington.

Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to conduct and complete clinical trials in our currently anticipated timeframes; our ability to successfully demonstrate the safety and efficacy of pacritinib; our expectations regarding the completion and outcome of our PACIFICA Phase 3 trial and our PRE-VENT Phase 3 trial; the risk that the FDA may determine that the benefit/risk profile of pacritinib at the dose selected for the PACIFICA Phase 3 trial does not support approval; the risk that the FDA may determine that the benefit/risk profile of pacritinib in the PRE-VENT Phase 3 trial does not support approval or requires additional clinical data for approval; the risk that pacritinib may fail in its development through our PACIFICA and PRE-VENT trial; our receipt of priority review by the FDA of our pending NDA; our ability to receive regulatory approval for pacritinib pursuant to the accelerated approval pathway or at all; the risk that pacritinib may be delayed to a point where it is not commercially viable; the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations; risks and uncertainties related to the COVID-19 pandemic as it relates to our operations and ongoing clinical trials; and those risks more fully discussed in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-

looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. “CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

CTI BioPharma Investor Contacts:
Maeve Conneighton/Maghan Meyers
+212-600-1902
cti@argotpartners.com

(tables follow)

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
License and contract revenues	$—	$—	$—	$3,345
Operating costs and expenses:
Research and development	9,486	4,981	25,943	24,107
General and administrative	5,310	4,493	17,626	19,155
Restructuring expenses	—	—	—	794
Other operating expenses	—	—	4,200	—
Total operating costs and expenses	14,796	9,474	47,769	44,056
Loss from operations	(14,796)	(9,474)	(47,769)	(40,711)
Non-operating income (expense):
Interest income	17	169	204	1,172
Interest expense	(92)	(199)	(511)	(1,002)
Amortization of debt discount and issuance costs	(130)	(130)	(521)	(521)
Foreign exchange (loss) gain	(1)	128	(80)	(281)
Gain (loss) on dissolution of subsidiary	—	1,320	(3,774)	1,320
Total non-operating (expense) income, net	(206)	1,288	(4,682)	688
Net loss before noncontrolling interest	(15,002)	(8,186)	(52,451)	(40,023)
Noncontrolling interest	—	(2)	—	3
Net loss	$(15,002)	$(8,188)	$(52,451)	$(40,020)
Basic and diluted net loss per common share	$(0.20)	$(0.14)	$(0.74)	$(0.69)
Shares used in calculation of basic and diluted net loss per common share:	74,640	57,974	71,141	57,974

Balance Sheet Data (unaudited):	(amounts in thousands)
	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$40,394	$31,144
Short-term investments	12,057	2,522
Working capital	37,287	17,092
Total assets	58,241	46,280
Current portion of long-term debt	4,455	4,812
Long-term debt, less current portion	—	4,455
Total stockholders' equity	40,029	17,930